For more information contact
Company: Jill Mohler Corporate Secretary Phone: (954) 252-3440, ext 313	Investor Relations: Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE

CHDT Corporation Reports First Quarter 2012 Financial Results

•	First quarter sales lower on customer order timing and impact of the direct import model

•	Gross margin expands 740 basis points to 31.9% in the first quarter on product mix

•	Generated $455 thousand in cash from operations during the first quarter despite higher inventory to support recently launched domestic distribution business model

DEERFIELD BEACH, FL, May 15, 2012 – CHDT Corporation (OTCQB: CHDO) (“Company” or “CHDT”), a leader in the design and manufacturing  of specialty power failure lighting solutions and innovator of consumer safety and security products, reported first quarter unaudited 2012 financial results.

Stewart Wallach, CHDT’s President and CEO, commented, “During the quarter, we expanded our approach on how quickly we deliver product to our customers by implementing a domestic distribution program which includes warehousing inventory for expected customer requirements that we can deliver in an “on demand” manner  for shelf stocking in their stores.  This change increased the number of retail outlets that will carry our products by approximately 4,800 stores.  We believe this approach will result in additional revenue growth over the course of 2012, and as a result, we expect our revenue stream will be more consistent over time.”

First quarter 2012 top-line impacted by seasonal nature of business; Product mix drove margin improvement
Revenue decreased to $339 thousand in the first quarter of 2012, from $2.4 million in the prior-year period.  This change reflects the variability of timing of orders and shipments due to the Company’s direct import business model and CHDT’s recent expansion of its channels to market via a domestic distribution program.

Gross profit for the first quarter decreased $483 thousand, or 81.2%, to $108 thousand from the first quarter of 2011.  However, gross profit as a percentage of net sales, increased to 31.9% for the quarter compared with 24.5% for the same period the prior year due to product mix.

First quarter total operating expenses increased slightly to $424 thousand from $408 thousand in the prior-fiscal year period.  The Company’s interest expense reduced year-over-year by $44 thousand to $32 thousand, as it required less financing for overseas product.

As a result of the impact of the prior business model, net loss for the first quarter of 2012 was $348 thousand compared with net income of $107 thousand in the first quarter 2011.

The Company generated $455 thousand in cash from operations in the first quarter of 2012, a measurable improvement of the prior year period where $462 thousand was used in operating activities.  Inventory increased to $661 thousand at the end of the first quarter from $59 thousand at the end of fiscal 2011, in support of the Company’s recently launched domestic sales business model.

Increased market presence in 2012; Continued expansion of sales and margin expected
The domestic distribution strategy is expected to drive sales growth as it enables the Company to serve a larger group of national retailers.  Under the domestic distribution model, the Company expects smaller, more frequent orders to meet the shelving demand of retail customers based on the rate of sales requiring higher levels of inventory to meet the expected increase in regular demand, resulting in higher sales and expanding margins.

Mr. Wallach noted, “We believe there is exceptional momentum building at CHDT as we increased the availability of our power failure and safety and security solutions through our retail partners.  We can now offer products to a broader range of customers and retailers, by direct import, domestic distribution or a combination thereof.  As a result, there will be periods in 2012 when the comparatives will be unusual during the transition and as we build scale, but we believe this will help to normalize the business by minimizing over time the spikes in activity associated with the majority of the Company's historic business being promotional or seasonal.”

Webcast and Teleconference to Review Results and Outlook

CHDT will host a live webcast and conference call on Wednesday, May 16, 2012 at 10:00 a.m. Eastern Time.  During the call, management will review the financial and operating results and discuss the Company’s corporate strategy and outlook, followed by a question-and-answer session.  The conference call can be accessed by dialing (201) 689-8562.  The listen-only audio webcast can be monitored at www.chdtcorp.com.

A telephonic replay will be available from 1:00 p.m. Eastern Time the day of the teleconference until Wednesday, May 23, 2012.  To listen to the replay of the call, dial (858) 384-5517 and enter replay pin number 392978.  Alternatively, the archive of the webcast will be available on the Company’s website at www.chdtcorp.com.  A transcript will also be posted to the Company’s website, once available.

About CHDT Corporation

CHDT Corporation is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc. and Capstone International HK, Ltd., in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America and in international markets.  See http://www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.

Forward-Looking Statements:

This news release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended.  Such statements consist of words like “anticipate,” “expect,” “project,” “believe,” “continue” and similar words.  These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include consumer acceptance of the Company’s products, the success of new business models or distribution systems, its ability to deliver new products, the success of its strategy to broaden market channels and the relationships it has with retailers and distributors.  The risks associated with any investment in CHDT, which is a small business concern and a "penny-stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the risks and uncertainties more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  CHDT undertakes no obligation to publicly update or revise a forward-looking statement, whether as a result of new information, future events, or otherwise.  This press release is not an offer to sell any securities.

FINANCIAL TABLES FOLLOW.  THE FOLLOWING SUMMARY FINANCIAL STATEMENT SHOULD BE READ ALONG WITH THE FORM 10-Q FINANCIAL STATEMENT FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2012.

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011

Revenue	$338,670	$2,417,494
Cost of Sales	(230,788)	(1,826,243)
Gross Profit	107,882	591,251

Operating Expenses:
Sales and marketing	49,187	52,773
Compensation	220,079	184,603
Professional fees	47,323	37,737
Product Development	27,102	52,083
Other general and administrative	80,435	81,227
Total Operating Expenses	424,126	408,423

Net Operating Income (Loss)	(316,244)	182,828

Other Income (Expense):
Interest expense	(31,931)	(75,710)
Total Other Income (Expense)	(31,931)	(75,710)

Net Income (Loss)	$(348,175)	107,118

Income (Loss) per Common Share
Basic	$-	$-
Diluted	$-	$-

Weighted Average Shares Outstanding
Basic	649,510,532	649,357,786
Diluted	804,957,109	801,162,409

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	March 31,	December 31,
Assets:	2012	2011
Current Assets:
Cash	$199,988	$164,610
Accounts receivable – net	143,730	1,477,279
Inventory	661,337	58,717
Prepaid expense	340,260	417,743
Total Current Assets	1,345,315	2,118,349

Fixed Assets:
Computer equipment & software	66,448	64,047
Machinery and equipment	546,919	546,919
Furniture and fixtures	5,665	5,665
Less: Accumulated depreciation	(554,920)	(546,193)
Total Fixed Assets	64,112	70,438

Other Non-current Assets:
Product development costs – net	15,747	13,624
Goodwill	1,936,020	1,936,020
Total Other Non-current Assets	1,951,767	1,949,644

Total Assets	$3,361,194	$4,138,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable and accrued expenses	$479,656	$526,936
Note payable - Sterling National	24,212	441,607
Notes and loans payable to related parties – Short Term	1,558,578	-
Total Current Liabilities	2,062,446	968,543

Long Term Liabilities
Notes and loans payable to related parties - Long Term	-	1,531,215
Total Liabilities	2,062,446	2,499,758

Stockholders' Equity:
Preferred Stock, Series C, par value $1.00 per share
Authorized 1,000 shares, issued 1,000 shares	1,000	1,000
Common Stock, par value $.0001 per share
Authorized 850,000,000 shares,
Issued 649,510,532 shares at March 31, 2012
and December 31, 2011	64,951	64,951
Additional paid-in capital	7,050,108	7,041,858
Accumulated deficit	(5,817,311)	(5,469,136)
Total Stockholders' Equity	1,298,748	1,638,673

Total Liabilities and Stockholders’ Equity	$3,361,194	$4,138,431

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended
	March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Continuing operations:
Net Income (Loss)	$(348,175)	$107,118
Adjustments necessary to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	12,174	17,446
Compensation expense from stock options	8,250	15,484
(Increase) decrease in accounts receivable	1,333,549	(808,220)
(Increase) decrease in inventory	(602,621)	196,405
(Increase) decrease in prepaid expenses	77,483	(216,977)
(Increase) decrease in deposits	-	-
(Increase) decrease in other assets	(5,570)	-
Increase (decrease) in accounts payable and accrued expenses	(47,279)	195,553
Increase (decrease) in accrued interest on notes payable	27,363	31,604
Net cash provided by (used in) operating activities	455,174	(461,587)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,401)	(2,250)
Net cash provided by (used in) investing activities	(2,401)	(2,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	1,107,628	256,095
Repayments of notes payable	(1,525,023)	-
Proceeds from notes and loans payable to related parties	-	997,000
Repayments of notes and loans payable to related parties	-	(811,624)
Net cash provided by financing activities	(417,395)	441,471

Net (Decrease) Increase in Cash and Cash Equivalents	35,378	(22,366)
Cash and Cash Equivalents at Beginning of Period	164,610	115,239
Cash and Cash Equivalents at End of Period	$199,988	$92,873

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$4,568	$32,745